SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Invesco High Income Trust II

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Thomas H. McGlade

Frederic Gabriel

Jassen Trenkow

David Basile

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the iling for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

On May 10, 2019, Saba Capital Management, L.P. (“Saba”) sent a letter to the Board of Trustees of Invesco High Income Trust II (the “Fund”), which it then shared with some of the Fund's shareholders. A copy of the letter is attached herewith as Exhibit 1.

Information regarding the Participants (as defined in Exhibit 2) in a solicitation of proxies of the shareholders of the Fund in connection with the 2019 joint annual meeting of shareholders of the Fund is attached herewith as Exhibit 2.

Exhibit 1

May 10, 2019

VIA EMAIL

Board of Directors of
Invesco Senior Income Trust
Invesco Dynamic Credit Opportunities Fund
Invesco High Income Trust II
C/O Mr. Jeffrey H. Kupor

Chief Legal Officer and Secretary

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Re:	Saba Capital Rule 14a-8 Shareholder Proposals

Dear Members of the Board:

In anticipation of the upcoming 2019 annual shareholder meetings, we are writing to share a few thoughts regarding our Rule 14a-8 proposals for the aforementioned funds (the “Funds”). The proposals delivered to the Funds’ secretary, requested that you, the members of the Boards, “take all necessary steps in its power to declassify the Board so that trustees are elected on an annual basis”.

As the Board will soon be declaring to all shareholders their recommendation as to how their votes should be cast, we are writing to remind the Board of their own policies on corporate governance.

The Annual Report to Shareholders for each of the Funds (dated February 28, 2019), states the following:

“Invesco views proxy voting as an integral part of its investment management responsibilities and believes that the right to vote proxies should be managed with the same high standards of care and fiduciary duty to its clients as all other elements of the investment process.” … “Invesco generally supports proposals to elect each director annually rather than electing directors to staggered multi-year terms because annual elections increase a board’s level of accountability to its shareholders.”

The Funds’ guiding principles and philosophy on corporate governance are plain and unambiguous. There would be no explanation how the Boards could demand that other boards be held to a level of accountability that they do not hold to themselves.

Thank you for your time and consideration.

Sincerely,

Saba Capital Management, L.P.

Exhibit 2

Saba Capital Management, L.P. (“Saba Capital”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital, “Saba”), Thomas H. McGlade (“Mr. McGlade”), Frederic Gabriel (“Mr. Gabriel”), Jassen Trenkow (“Mr. Trenkow”) and David Basile (“Mr. Basile,” and together with Messrs. McGlade, Gabriel and Trenkow, the “Nominees,” and together with Saba, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders Invesco High Income Trust II (the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Fund’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

INFORMATION ABOUT THE PARTICIPANTS’ INTERESTS BY SECURITY HOLDINGS

The “Participants” in this solicitation of proxies from shareholders of Invesco High Income Trust II (the “Fund”) in connection with the Fund’s 2019 joint annual meeting of shareholders are: (i) Saba Capital Management, L.P. (“Saba Capital”), (ii) Boaz R. Weinstein, principal of Saba Capital (“Mr. Weinstein,” and together with Saba Capital, “Saba”), (iii) Thomas H. McGlade (“Mr. McGlade”), (iv) Frederic Gabriel (“Mr. Gabriel”), (v) Jassen Trenkow (“Mr. Trenkow”) and (vi) David Basile (“Mr. Basile,” and together with Messrs. McGlade, Gabriel and Trenkow, the “Nominees”).

The Participants may be deemed to “beneficially own” (within the meaning of Rule 13d-3 or Rule 16a-1 under the Exchange Act), an aggregate of 1,175,456 common shares, without par value, of the Fund (the “Common Shares”), representing approximately 14.48% of the Fund’s outstanding Common Shares. The percentages used herein are based upon approximately  8,118,429 Common Shares outstanding as of 02/28/2019, as disclosed in the company's N-CSRS filed 05/09/2019. Saba Capital may be deemed to beneficially own 1,175,456 Common Shares.